Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Announces the Promotion of Corey Grindal to Executive Vice President and Chief Operating Officer

HOUSTON—(BUSINESS WIRE)— Cheniere Energy, Inc. (“Cheniere” or the “Company”) (NYSE American: LNG) and Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) announced today the promotion of Corey Grindal to Executive Vice President and Chief Operating Officer, effective January 2, 2023. As Executive Vice President and Chief Operating Officer, Grindal will lead the Operations, Engineering and Construction, Shared Services and Worldwide Trading organizations within Cheniere. In his new role, he will continue to report to Jack Fusco, President and Chief Executive Officer. Grindal will also serve as Executive Vice President and Chief Operating Officer at Cheniere Partners.

Grindal will relocate back to Houston from London, where he has served as Executive Vice President, Worldwide Trading since 2020. Grindal joined Cheniere in 2013 and led the Gas Supply organization for the Company, which today is one of the largest holders of pipeline capacity and purchasers of natural gas in the United States.

“Establishing a Chief Operating Officer is another important milestone as we continually enhance our operations through improved coordination, communication, and alignment,” said Jack Fusco, Cheniere’s President and Chief Executive Officer. “Corey’s contributions have played a significant part in Cheniere’s success, most recently as EVP of Worldwide Trading, and previously SVP of Gas Supply. His experience, dedication and demonstrated commitment to Cheniere’s core values ideally position Corey for continued success as Cheniere’s Chief Operating Officer.”

“I’m excited to apply my experience from across Cheniere to make us more efficient, effective, and better coordinated across the platform,” said Corey Grindal, Cheniere’s incoming Executive Vice President and Chief Operating Officer. “It is a critical time for the company, with our operations and LNG production in focus across global energy markets, and I look forward to helping reinforce Cheniere’s reputation as the leading supplier of flexible and reliable LNG in the world.”

About Cheniere

Cheniere Energy, Inc. is the leading producer and exporter of liquefied natural gas (LNG) in the United States, reliably providing a clean, secure, and affordable solution to the growing global need for natural gas. Cheniere is a full-service LNG provider, with capabilities that include gas procurement and transportation, liquefaction, vessel chartering, and LNG delivery. Cheniere has one of the largest liquefaction platforms in the world, consisting of the Sabine Pass and Corpus Christi liquefaction facilities on the U.S. Gulf Coast, with total production capacity of approximately 45 million tonnes per annum of LNG in operation and an additional 10+ mtpa of expected production capacity under construction. Cheniere is also pursuing liquefaction expansion opportunities and other projects along the LNG value chain. Cheniere is headquartered in Houston, Texas, and has additional offices in London, Singapore, Beijing, Tokyo, and Washington, D.C.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission.

About Cheniere Partners

Cheniere Partners owns the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, which has natural gas liquefaction facilities consisting of six operational liquefaction Trains with a total production capacity of approximately 30 mtpa of LNG. The Sabine Pass LNG terminal also has operational regasification facilities that include five LNG storage tanks, vaporizers, and two marine berths with a third marine berth in commissioning. Cheniere Partners also owns the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines. Cheniere Partners has contracted with Cheniere for certain management services.

For additional information, please refer to the Cheniere website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding regulatory authorizations and approval expectations, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, (vi) statements regarding future discussions and entry into contracts, and (vii) statements relating to Cheniere’s capital deployment, including intent, ability, extent, and timing of capital expenditures, debt repayment, dividends, share repurchases and execution on the capital allocation plan. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

Contacts

Cheniere Energy, Inc.

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764
Phil West	713-375-5586